As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-122553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMMUNOGEN, INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State of Incorporation)	04-2726691 (I.R.S. Employer Identification Number)

128 Sidney Street

Cambridge, Massachusetts 02139

(617) 995-2500

(Address of Principal Executive Offices)

RESTATED STOCK OPTION PLAN

(Full Title of the Plan)

Mitchel Sayare
Chairman of the Board, President and Chief Executive Officer
ImmunoGen, Inc.
128 Sidney Street
Cambridge, Massachusetts 02139
(617) 995-2500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

ImmunoGen, Inc. (the “Company”) is filing this post-effective amendment to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-122553), filed with the Securities and Exchange Commission on February 4, 2005 by the Company (the “Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for issuance under the Company’s Restated Stock Option Plan, as amended (the “Restated Stock Option Plan”).  An aggregate of 1,200,000 shares of Common Stock were registered for issuance under the Restated Stock Option Plan pursuant to the Registration Statement.

On November 14, 2006, the Company’s shareholders approved the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”), which replaced the Restated Stock Option Plan as of the date of approval.  Following the approval of the 2006 Plan, no future awards may be made under the Restated Stock Option Plan.  The maximum number of shares of Common Stock reserved and available for issuance under the 2006 Plan includes 500,000 shares available for grant under the Restated Stock Option Plan as of the effective date of the 2006 Plan (the “Original Carried Forward Shares), plus the number of shares underlying any grants previously made under the Restated Stock Option Plan that are forfeited, canceled or terminated (other than by exercise) from and after November 11, 2006.  An aggregate of 811,245 additional shares (the “Additional Carried Forward Shares”) have been included in the shares reserved for issuance under the 2006 Plan as a result of forfeiture, cancellation or termination (other than by exercise) of previously-made grants under the Restated Stock Option Plan during the period between November 11, 2006 and October 31, 2007.  The Original Carried Forward Shares and the Additional Carried Forward Shares include the 1,200,000 shares registered under the Registration Statement, which are hereby deregistered.

The Original Carried Forward Shares were included in the 2,500,000 shares of Common Stock registered pursuant to the Registration Statement on Form S-8 (File No. 333-138713), filed with the Securities and Exchange Commission on November 15, 2006, for issuance pursuant to the 2006 Plan.  Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the Additional Carried Forward Shares for issuance pursuant to the 2006 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, the Commonwealth of Massachusetts on this 30th day of November, 2007.

IMMUNOGEN, INC.

By:	/s/ Daniel M. Junius
Daniel M. Junius
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchel Sayare	Chairman of the Board, President, Chief Executive	November 30, 2007
Mitchel Sayare	Officer and Director (Principal Executive Officer)

/s/ Daniel M. Junius	Executive Vice President and Chief Financial Officer	November 30, 2007
Daniel M. Junius	(Principal Financial and Accounting Officer)

/s/ David W. Carter	Director	November 30, 2007
David W. Carter

/s/ Stephen C. McCluski	Director	November 30, 2007
Stephen C. McCluski

/s/ Nicole Onetto	Director	November 30, 2007
Nicole Onetto

/s/ Mark Skaletsky	Director	November 30, 2007
Mark Skaletsky

/s/ Joseph J. Villafranca	Director	November 30, 2007
Joseph J. Villafranca

Director
Richard J. Wallace